Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY RESTRUCTURING SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN.

FORM OF

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 7, 2024, by and among (i) ProSomnus, Inc., ProSomnus Holdings, Inc., and ProSomnus Sleep Technologies, Inc. (collectively, the “Company”), and (ii) (a) CrossingBridge Low Duration High Yield Fund, (b) Destinations Low Duration Fixed Income Fund, (c) Intrepid Income Fund, (d) Cohanzick Absolute Return Master Fund, Ltd., (e) Leaffilter North Holdings Inc., (f) Destinations Global Fixed Income Opportunities Fund (g) RiverPark Strategic Income Fund, (h) Cedarview Opportunities Master Fund, LP, (i) SMC Holdings II, LP, and (j) Cetus Capital VI, L.P. (collectively (ii)(a) – (j), the “Initial Sponsoring Noteholders”), and (iii) other holders of the Notes who may become signatories hereto as set forth on the signature page(s) to this Agreement (collectively with the Initial Sponsoring Noteholders, the “Sponsoring Noteholders”). The Company and the Sponsoring Noteholders are each referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

RECITALS

WHEREAS, prior to the date hereof, the Parties have discussed consummating a financial restructuring of the Company’s indebtedness and other obligations as set forth in this Agreement and the accompanying Restructuring Term Sheet (as defined herein) (the “Restructuring”).

WHEREAS, as of the date hereof, the Initial Sponsoring Noteholders collectively hold approximately 100% of the issued and outstanding 2022 Senior Convertible Notes, 100% of the issued and outstanding 2023 Senior Convertible Exchange Notes, 94.95% of the issued and outstanding 2022 Subordinated Convertible Notes, 100% of the issued and outstanding 2023 Subordinated Convertible Exchange Notes, and 100% of the issued and outstanding 2024 Senior Bridge Notes.

WHEREAS, the Parties desire to implement the Restructuring through Chapter 11 bankruptcy filings of the Company, which chapter 11 cases the Company will seek to have jointly administered by no later than May 17, 2024 (the “Outside Petition Date”).

WHEREAS, the Parties will undertake to effect the Restructuring through a plan of reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”), which plan shall be consistent in all material respects with the terms and conditions set forth in the Restructuring Term Sheet (defined below) and otherwise in form and substance reasonably acceptable to the Company and the Sponsoring Noteholders.

WHEREAS, this Agreement and the Restructuring Term Sheet, which is incorporated herein by reference and is made part of this Agreement, set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring. In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the terms and conditions in this Agreement shall govern and control, except to the extent the inconsistency concerns the economics of the Restructuring, in which case the terms and conditions of the Restructuring Term Sheet shall govern and control.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party agrees as follows:

STATEMENT OF AGREEMENT

1.             Definitions. The following terms shall have the following definitions:

“2022 Senior Convertible Notes” means the “Senior Secured Convertible Notes due 2025” issued under the 2022 Senior Indenture in the original aggregate amount of $16,959,807.

“2022 Senior Indenture” means that certain Senior Secured Convertible Notes Due December 6, 2025 Indenture, dated as of December 6, 2022.

“2022 Subordinated Convertible Notes” means the “Subordinated Secured Convertible Notes due 2026” issued under the 2022 Subordinated Indenture in the original aggregate principal amount of $17,453,141.

“2022 Subordinated Indenture” means that certain Subordinated Secured Convertible Notes Due April 6, 2026 Indenture, dated as of December 6, 2022.

“2023 Senior Convertible Exchange Notes” means the “Senior Secured Convertible Exchange Notes due 2025” issued under the 2023 Senior Indenture.in the original aggregate principal amount of $3,391,961.

“2023 Senior Indenture” means that certain Senior Secured Convertible Exchange Notes Due December 6, 2025 Indenture, dated as of October 11, 2023.

“2023 Subordinated Convertible Exchange Notes” means the “Subordinated Secured Convertible Exchange Notes due 2026” issued under the 2023 Subordinated Indenture in the original aggregate principal amount of $12,137,889.

“2023 Subordinated Indenture” means that certain Subordinated Secured Convertible Exchange Notes Due April 6, 2026 Indenture, dated as of October 11, 2023.

“2024 Senior Bridge Notes” means the “Senior Secured Convertible Notes due December 6, 2025” issued under the 2022 Senior Indenture in the original aggregate principal amount of up to $5,000,000.00.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Transaction” has the meaning set forth in Section 2(e) hereto.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or governmental action to close.

“Chapter 11 Cases” means any voluntary chapter 11 case(s) commenced by the Company.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents, each consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Sponsoring Noteholders.

“Definitive Documents” means the documents listed in Section 6.

“DIP Claims” has the meaning set forth in the Restructuring Term Sheet.

“DIP Financing” means debtor-in-possession financing to be provided by the Sponsoring Noteholders pursuant to the terms set forth on the Restructuring Term Sheet.

“DIP Financing Orders” means the interim and final orders entered by the Bankruptcy Court approving the debtor-in-possession financing to be provided by the Sponsoring Noteholders pursuant to the terms set forth in the Restructuring Term Sheet.

“Disclosure Statement” means the disclosure statement in respect of the Plan which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Sponsoring Noteholders.

“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement and authorizing the solicitation of votes on the Plan, which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Sponsoring Noteholders.

“Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied (or waived) and the Plan becomes effective.

“Indentures” means, collectively, (i) the Senior Indentures, and (ii) the Subordinated Indentures.

“Initial Sponsoring Noteholders” has the meaning set forth in the preamble hereto.

“Noteholder Claims” means all claims arising under or relating to the Notes and/or the Indentures and all agreements and instruments relating to the foregoing that remain unpaid and outstanding as of the Effective Date.

“Notes” means, collectively, (i) the Senior Secured Notes, and (ii) the Subordinated Secured Notes.

“Outside Date” has the meaning set forth in Section 5 herein.

“Outside Petition Date” has the meaning set forth in the Recitals herein.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date the Chapter 11 Cases of the Company are commenced.

“Plan” has the meaning set forth in the Recitals herein.

“Plan Related Documents” means the Plan, the Disclosure Statement, the Solicitation Materials, the Confirmation Order, any Plan supplement documents, any required security documents, along with any other documents or agreements, whether or not filed with the Bankruptcy Court by the Company, that are necessary to implement the Plan, the Restructuring and the Restructuring Term Sheet pursuant to an out-of-court restructuring or the Chapter 11 Cases; provided that each of the foregoing documents shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Sponsoring Noteholders.

“Restructuring” has the meaning set forth in the Recitals hereto.

“Restructuring Term Sheet” means that certain term sheet containing the material terms and provisions of the Restructuring agreed upon by the Parties hereto that are to be incorporated into the Plan and Plan Related Documents, a copy of which is attached hereto as Exhibit A.

“Senior Indentures” means, collectively (i) the 2022 Senior Indenture, and (ii) the 2023 Senior Indenture.

“Senior Secured Notes” means, collectively (i) the 2022 Senior Convertible Notes, (ii) the 2023 Senior Convertible Exchange Notes, and (iii) the 2024 Senior Bridge Notes.

“Solicitation Materials” means the Disclosure Statement and other solicitation materials in respect of the Plan as approved by the Bankruptcy Court pursuant to Section 1125(b) of the Bankruptcy Code.

“Sponsoring Noteholders” has the meaning set forth in the preamble hereto.

“Subordinated Indentures” means, collectively, (i) the 2022 Subordinated Indenture, and (ii) the 2023 Subordinated Indenture.

“Subordinated Secured Notes” means, collectively, (i) the 2022 Subordinated Convertible Notes, and (ii) the 2023 Subordinated Convertible Exchange Notes.

“Transfer” has the meaning set forth in Section 7 hereto.

“Termination Date” has the meaning set forth in Section 4 hereto.

“Termination Event” has the meaning set forth in Section 4 hereto.

2.             Commitment of Sponsoring Noteholders. Subject to the terms and conditions of this Agreement and the terms and conditions set forth in the Restructuring Term Sheet and for so long as no Termination Event has occurred, each Sponsoring Noteholder (severally and not jointly), on its behalf and on behalf of its controlled affiliates, agrees that:

a)	So long as its vote has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, each Sponsoring Noteholder shall vote all Noteholder Claims, now or hereafter beneficially owned by such Sponsoring Noteholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Solicitation Materials, and timely return a duly executed ballot in connection therewith;

b)	Each Sponsoring Noteholder shall not withdraw or revoke its tender, consent or vote with respect to the Plan, except as otherwise expressly permitted pursuant to this Agreement;

c)	Each Sponsoring Noteholder shall negotiate in good faith the Definitive Documents contemplated by this Agreement or otherwise necessary to effectuate the Restructuring, including, but not limited to the Plan, Disclosure Statement and Plan Related Documents, which shall be in form and substance reasonably acceptable to the Sponsoring Noteholders and the Company, on the terms and subject to the conditions as substantially set forth in this Agreement;

d)	Each Sponsoring Noteholder shall not take any action inconsistent with this Agreement, the Restructuring Term Sheet, or the confirmation and consummation of the Plan; and

e)	Following the commencement of the Chapter 11 Cases, each Sponsoring Noteholder shall not (i) object to the Plan, Disclosure Statement or the consummation of the Restructuring Term Sheet or Plan, or any efforts to obtain acceptance of, and to confirm and implement, the Plan; (ii) initiate any legal proceedings that are inconsistent with or that would delay, prevent, frustrate or impede the approval, confirmation or consummation of the Restructuring, the Disclosure Statement or the Plan or the transactions outlined therein or in the Restructuring Term Sheet or otherwise commence any proceedings to oppose any of the Plan Related Documents, or take any other action that is barred by this Agreement; (iii) vote for, consent to, support or participate in the formulation of any other restructuring or settlement of the Company’s claims, any other transaction involving the Company or its assets, or any plan of reorganization (with the sole exception of the Plan) or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Company; (iv) directly or indirectly seek, solicit, support, formulate, entertain, encourage or engage in discussions, or enter into any agreements relating to, any restructuring, plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, transaction, sale, disposition or restructuring of the Company (or any of its assets or stock) other than the Plan or as otherwise set forth in the Restructuring Term Sheet (collectively, (iii) and (iv), an “Alternative Transaction”); (v) engage in or otherwise participate in any negotiations regarding any Alternative Transaction, enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement relating to any Alternative Transaction; (vi) solicit, encourage, or direct any Person, including, without limitation any indenture trustee of the Indentures, to undertake any action set forth in clauses (i) through (v) of this subsection (e); or (vii) permit any of its, or its controlled affiliates’, officers, directors, managers, employees, partners, representatives and agents to undertake any action set forth in clauses (i) through (vi) of this subsection (e).

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit any Sponsoring Noteholder from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and otherwise in furtherance of the Restructuring and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring.

3.             Commitment of the Company. Subject to Section 14 herein and for so long as no Termination Event has occurred, the Company agrees to:

(i)	support and complete the Restructuring and all transactions contemplated under this Agreement, the Restructuring Term Sheet, the Plan and all other Plan Related Documents;

(ii)	negotiate in good faith the Definitive Documents contemplated by this Agreement or otherwise necessary to effectuate the Restructuring, including, but not limited to the Plan, Disclosure Statement and Plan Related Documents, which shall be in form and substance reasonably acceptable to the Sponsoring Noteholders and the Company, on the terms and subject to the conditions as substantially set forth in this Agreement;

(iii)	take any and all necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents, including objecting to any pleadings filed with the Bankruptcy Court in opposition to the Restructuring (or that would frustrate or impede the Restructuring), the Plan Related Documents, or the Definitive Documents;

(iv)	file a formal objection or other opposition, on a timely basis in accordance with applicable law, to any motion, pleading, application, adversary proceeding or cause of action filed with the Bankruptcy Court by a third party seeking the entry of an order (a) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (b) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (c) dismissing the Chapter 11 Cases, or (d) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(v)	complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, the Plan and all other Plan Related Documents within the Case Milestones set forth in this Agreement,

(vi)	obtain any and all required governmental, regulatory and/or third-party approvals for the Restructuring;

(vii)	take no actions inconsistent with this Agreement, the Restructuring Term Sheet, or the confirmation and consummation of the Plan;

(viii)	comply with each Case Milestone set forth in Section 5 herein;

(ix)	not commence or support any avoidance action or other legal proceeding (or consent to any other Person obtaining standing to commence any such avoidance action or other legal proceeding) that challenges the validity, enforceability, or priority of the liens and claims of the Sponsoring Noteholders;

(x)	not directly or indirectly solicit, seek, formulate, propose, or enter into any agreements relating to, an Alternative Transaction; and

(xi)	pay in full and in cash all fees, costs, and expenses in accordance with Section 18 of this Agreement and the DIP Financing Orders.

4.             Termination. This Agreement may be terminated by (a) the mutual consent of the Company and the Sponsoring Noteholders, or (b) either the Company or the Sponsoring Noteholders upon the occurrence of any of the following events (each a “Termination Event”); provided, however that the Company may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (d)(I) below and the Sponsoring Noteholders may not terminate this Agreement upon the occurrence of a Termination Event pursuant to clause (d)(II) below; provided further that, in the event the Company or the Sponsoring Noteholders provide written notice of a Termination Event, the Company and the Sponsoring Noteholders, as applicable shall have five (5) Business Days to seek a Bankruptcy Court determination that no Termination Event has occurred or that such Termination Event has been cured:

a)	the Company shall have (1) announced, in writing or in open court, its intention not to pursue the Restructuring, or (2) proposed or accepted an Alternative Transaction;

b)	any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Restructuring in a manner that cannot reasonably be remedied by the Company or the Sponsoring Noteholders;

c)	the occurrence of any event, fact or circumstance which would (individually or in the aggregate) (i) have a material adverse effect on the business, assets, financial condition, liabilities or results of operations of the Company taken as a whole; or (ii) materially impair the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement or the Restructuring Term Sheet;

d)	the occurrence of a material breach by any of the Parties of any of its obligations, covenants or commitments set forth in this Agreement, and any such breach is either unable to be cured or is not cured by five (5) Business Days after receipt of written notice (I) from the Sponsoring Noteholders, in the case of a breach by the Company, or (II) from the Company, in the case of a breach by a Sponsoring Noteholder;

e)	the DIP Facility is not approved by the Bankruptcy Court or is terminated in accordance with the terms of the DIP Credit Agreement and the interim or final DIP orders;

f)	the Company fails to operate in the ordinary course of business consistent with past practice in all material respects (other than any changes in operations (I) resulting from or relating to the Plan or the proposed or actual filing of the Chapter 11 Cases, or (II) imposed by the Bankruptcy Court); provided, however, any written notice of termination based on this provision shall specify what actions the Company or its advisors would need to take to cure such failure and that taking such actions within five (5) Business Days would be deemed to cure this Termination Event;

g)	the commencement of an involuntary case against the Company under the Bankruptcy Code if such involuntary case is not dismissed within 60 days of it having been commenced (so long as no order for relief is theretofore entered), unless such involuntary case has been converted to a chapter 11 case with the consent of the Company and no other Termination Event has occurred;

h)	holders of at least 66% in principal amount of each class of outstanding Noteholder Claims fail to execute and deliver to the Company counterpart signature pages of this Agreement by the Outside Petition Date;

i)	the Company fails to adhere to any of the Case Milestones set forth in Section 5 of this Agreement;

j)	the Definitive Documents, Plan Related Documents, and any amendments, modifications, supplements, or other documents related to the foregoing, including motions, notices, exhibits, appendices, and orders, are inconsistent with this Agreement and the Restructuring Term Sheet, or not reasonably acceptable to the Sponsoring Noteholders;

k)	the appointment of a trustee, receiver, examiner with expanded powers, responsible person or responsible officer in the Chapter 11 Cases;

l)	any class of creditors in which the Noteholder Claims are classified votes to rejects the Plan;

m)	the Bankruptcy Court enters an order modifying or terminating the Company’s exclusive right to file and solicit acceptances of a plan of reorganization (including the Plan);

n)	the Bankruptcy Court enters a final order disallowing, invalidating, subordinating, recharacterizing, avoiding, or declaring unenforceable the claims, liens or interests, in any material respect, held by any Sponsoring Noteholders or the Agent or Indenture Trustee under the Indentures; or

o)	the conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.

The date on which this Agreement is terminated in accordance with the provisions of this Section 4 shall be referred to as the “Termination Date” and the provisions of this Agreement and the Restructuring Term Sheet shall terminate, except as otherwise provided in this Agreement, unless, in the case of this Section 4, within five (5) Business Days the Company and/or the Sponsoring Noteholders (as applicable) waive, in writing, the occurrence of or amend or modify any of the events set forth in this Section 4. In the event of the termination of this Agreement pursuant to this Section 4, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of any Party, except that Sections 14, 18, and 22–29 shall survive any termination of this Agreement. Nothing in this Section 4 shall relieve any Party of liability for any breach of this Agreement that occurred prior to the occurrence of the Termination Date.

The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company Parties hereby waive, to the greatest extent legally possible, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

5.             Case Milestones. The Sponsoring Noteholders’ support for the Restructuring shall be subject to the timely satisfaction of the following milestones (the “Case Milestones”), which may be waived or extended with the prior written consent of the Sponsoring Noteholders:

a)	the Petition Date shall be on or before the Outside Petition Date;

b)	no later than 5 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Financing Order;

c)	no later than 40 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Final DIP Financing Order, which shall comply with all local rules of the Bankruptcy Court, including but not limited to with respect to the challenge period;

d)	no later than 15 Business Days following the Petition Date, the Debtors shall have filed (i) a plan of reorganization reasonably acceptable to the Sponsoring Noteholders; (ii) a disclosure statement in connection therewith (the “Acceptable Disclosure Statement”) and (iii) a motion seeking entry of an order approving the Acceptable Disclosure Statement;

e)	no later than 50 calendar days following the Petition Date, the Bankruptcy Court shall have entered an order approving the Acceptable Disclosure Statement in form and substance reasonably acceptable to the Supporting Noteholders;

f)	no later than 90 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

g)	no later than 105 calendar days following the Petition Date, the Plan Effective Date shall have occurred (the “Outside Date”).

6.              Definitive Documents. The Definitive Documents governing the Restructuring shall include, as applicable, this Agreement and all other agreements, instruments, pleadings, filings, notices, letters, affidavits, applications, orders (whether proposed or entered), forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring (including all amendments, modifications, and supplements made thereto from time to time, including each of the following:

a)	DIP Financing motion, credit agreement, and related orders;

b)	Disclosure Statement and related orders;

c)	Solicitation Materials;

d)	Plan;

e)	Plan Supplement;

f)	Confirmation Order;

g)	Exit financing documents;

h)	New organizational documents;

i)	Any and all filings with or requests for regulatory or other approvals from any governmental body; and

j)	Such other agreements, instruments, and documents as may be necessary or reasonably desirable to consummate and document the Restructuring.

Definitive Documents not executed or in a form attached to this Agreement remain subject to negotiation and completion.

7.              Transfer of Noteholder Claims. Notwithstanding anything to the contrary in this Agreement, each of the Sponsoring Noteholders agrees that until the occurrence of the Termination Date, it shall not sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Noteholder Claims (or any right related thereto and including any voting rights associated with such Noteholder Claims) unless the transferee thereof (i) is a Sponsoring Noteholder or (ii)(a) agrees in writing by executing a joinder in the form of Exhibit B to assume and be bound by this Agreement and the Restructuring Term Sheet, and to assume the rights and obligations of the Sponsoring Noteholder under this Agreement and (b) promptly delivers such writing to the Company (each such transferee becoming, upon the Transfer, a Sponsoring Noteholder hereunder). The Company shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, the Company shall be deemed to have acknowledged that its obligations to the Sponsoring Noteholder hereunder shall be deemed to constitute obligations in favor of the relevant transferee. Any Transfer of any Noteholder Claim by a Sponsoring Noteholder that does not comply with the procedure set forth in the first sentence of this Section 7 shall be deemed void ab initio. This Agreement shall in no way be construed to preclude the Sponsoring Noteholders from acquiring additional Noteholder Claims, provided that any such additional Noteholder Claims shall automatically be deemed to be subject to the terms of this Agreement, and provided further that the Sponsoring Noteholders agree to furnish to the Company prompt notice within five (5) Business Days of the acquisition of any additional Notes.

8.             Transfer of DIP Claims. Notwithstanding anything to the contrary in this Agreement, each of the Sponsoring Noteholders agrees that until the occurrence of the Termination Date, it shall not sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, directly or indirectly all or any of its DIP Claims unless the transferee thereof (i) is a Sponsoring Noteholder or (ii)(a) agrees in writing by executing a joinder in the form of Exhibit B to assume and be bound by this Agreement and the Restructuring Term Sheet, and to assume the rights and obligations of the Sponsoring Noteholder under this Agreement, (b) promptly delivers such writing to the Company (each such transferee becoming, upon the Transfer, a Sponsoring Noteholder hereunder), and (c) the Transfer complies with Rule 3001 of the Federal Rules of Bankruptcy Procedure. Any Transfer of any DIP Claim by a Sponsoring Noteholder that does not comply with the procedure set forth in the first sentence of this Section 8 shall be deemed void ab initio.

9.             Reporting Requirements. The Company agrees that it shall (i) make its chief financial officer or its financial advisor available via teleconference on a weekly basis to provide the Sponsoring Noteholders and its professionals with regular updates regarding the operation of the Company’s business and financial condition, operations, the status and progress of the Restructuring, and status of obtaining any necessary or desirable authorizations with respect to the Restructuring from each Party, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange; (ii) provide to each Sponsoring Noteholder and its professionals bi-weekly financial reports until the consummation of the Restructuring; and (iii) provide prompt and reasonable responses to all reasonable diligence requests from the Sponsoring Noteholders and its professionals.

10.           No Solicitation. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of the Plan (or any other plan of reorganization) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.

11.           Ownership of Claims. Each Sponsoring Noteholder represents and warrants (severally and not jointly) that:

a.	as of the date of this Agreement, it is the beneficial owner of the principal amount of the Noteholder Claims, or is the nominee, investment manager or advisor for beneficial holders of the Noteholder Claims, as set forth on the signature page for each Sponsoring Noteholder; provided, however, that the information contained therein shall be maintained as confidential by the Company and the Company’s financial advisors and legal counsel, except to the extent otherwise required by law or any rule or regulation of any exchange or regulatory authority, subject to the disclosure obligations set forth in Section 28 of this Agreement; and

b.	other than pursuant to this Agreement, such Noteholder Claims, are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that might adversely affect in any way such Sponsoring Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

12.           Representations.

(a) Each Party represents to each other Party that, as of the date of this Agreement:

(i) It has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations hereunder, and the execution, delivery and performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability, or similar action on its part;

(ii) The execution, delivery and performance of this Agreement by such Party does not and shall not (x) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party or under its organizational documents;

(iii) The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws, and the approval by the Bankruptcy Court of the Company’s authority to enter into and implement this Agreement;

(iv) Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, it is the intent of each party that this Agreement is the legally valid and binding obligation of such Party, fully enforceable against it in accordance with its terms prior to and during the Chapter 11 Cases, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) Each Sponsoring Noteholder represents to the Company that such Sponsoring Noteholder, in entering into this Agreement and undertaking its obligations hereunder, is acting independently and is not acting, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise with any other holder of Notes.

13.           Entire Agreement. This Agreement, including the exhibits, schedules and annexes hereto constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

14.           No Waiver. This Agreement and the Restructuring Term Sheet are part of a proposed settlement of a dispute among the Parties. If the transactions contemplated by this Agreement are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed by this Agreement as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

15.           Company Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or its subsidiaries or any of its or their respective directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such party’s fiduciary obligations under applicable law, including the Bankruptcy Code.

16.           Cooperation and Support. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent possible and subject to the terms of this Agreement) in respect of (i) all matters relating to their rights hereunder in respect of the Company or otherwise in connection with their relationship with the Company, and (ii) the consummation of the Restructuring. Furthermore, subject to the terms of this Agreement, each of the Parties shall take such action as reasonably may be necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any claims or securities of the Company in favor of the Restructuring in connection therewith, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. In addition, the Company shall provide draft copies of all Plan Related Documents, “first day” motions, applications, and proposed orders, and other documents the Company intends to file with the Bankruptcy Court to counsel to the Sponsoring Noteholders at least three business days prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing; provided, however, the Company will not be in breach of this provision by failing to provide to the Sponsoring Noteholders drafts of motions or pleadings that seek emergency or expedited relief (other than the “first day” motions). Notwithstanding anything to the contrary herein, the form and substance of the Definitive Documents shall be reasonably acceptable to the Company and the Sponsoring Noteholders.

17.           Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

18.           Independent Due Diligence and Decision-Making. Each Sponsoring Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

19.           Fees and Expenses. The Company shall pay in full in cash all reasonable and documented fees when due of the Sponsoring Noteholders (regardless of whether such fees and expenses are incurred before or after the Petition Date), including the reasonable and documented fees and expenses of (a) Kilpatrick Townsend & Stockton LLP, as legal counsel, and (b) one local counsel, and any such other advisors and consultants as may be reasonably retained on behalf of the Sponsoring Noteholders and, in each case, seek authority to pay such fees and expenses in connection with the DIP Financing Order(s) and the Confirmation Order.

20.           Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

21.           Amendments. Except as otherwise provided in this Agreement, this Agreement (including the Restructuring Term Sheet) may not be modified, amended or supplemented without prior written consent of the Company and the Sponsoring Noteholders; provided that written consent by Sponsoring Noteholders holding at least 66 2/3% of the aggregate principal amount of the Noteholder Claims held by all Sponsoring Noteholders as set forth on the signature page(s) hereto shall be required to extend the Outside Date by more than fifteen (15) calendar days.

22.           Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

23.           Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

24.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

25.           Trial by Jury Waiver. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated thereby.

26.           Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or emails:

If to the Company:

Shanti M. Katona, Esq.

Mark B. Joachim, Esq.

Polsinelli PC

222 Delaware Ave., Suite 1101

Wilmington, Delaware 19801

skatona@polsinelli.com

mjoachim@polsinelli.com

If to the Sponsoring Noteholders:

David M. Posner, Esq.

Gianfranco Finizio, Esq.

Kilpatrick Townsend & Stockton LLP

The Grace Building

1114 Avenue of the Americas

New York, New York 10036

dposner@ktslaw.com

gfinizio@ktslaw.com

27.           No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any Person.

28.           Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.

29.           Public Disclosure. The Sponsoring Noteholders hereby consent to the disclosure by the Company in the Plan, Disclosure Statement, the other Plan Related Documents and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation of the execution and contents of this Agreement; provided, however, that except as required by law or any rule or regulation of any securities exchange or any governmental agency, the Company shall not, without the Sponsoring Noteholder’s prior consent, (a) use the name of any Sponsoring Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the Securities and Exchange Commission or (b) disclose the holdings of any Sponsoring Noteholder to any person. The Company and the Sponsoring Noteholders shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable; provided, that no Party need consult with any other Party with respect to any press release or public statement relating to the termination of this Agreement.

30.           Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner; and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above.

THE COMPANY:

PROSOMNUS, INC.

By:
Name:
Title:

PROSOMNUS HOLDINGS, INC.

By:
Name:
Title:

PROSOMNUS SLEEP TECHNOLOGIES, INC.

By:
Name:
Title:

Restructuring Support Agreement Signature Page

INITIAL SPONSORING NOTEHOLDERS:

[•]

By:
Name:
Title:

Aggregate Principal Amount Noteholder Claims:

Senior Noteholder Claims:
$
Subordinated Noteholder Claims:
$

Restructuring Support Agreement Signature Page

Exhibit A

Restructuring Term Sheet

EXECUTION VERSION

ProSomnus, Inc.

Restructuring Term Sheet

May 7, 2024

This term sheet (this “Term Sheet”) summarizes the principal economic and structural terms of a financial restructuring (the “Restructuring”) of the capital structure of ProSomnus, Inc. (the “Company”). This Term Sheet is offered in the nature of a settlement proposal in furtherance of settlement discussions and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet is intended as an outline only of certain material terms of the proposed transactions described herein, and does not represent a commitment to lend, invest or provide financing or to negotiate to do any of these things. Furthermore, this Term Sheet does not constitute a waiver by any party, or an agreement or commitment by any party to forbear from taking any remedies to which such party may be entitled. This Term Sheet and the terms, conditions and assumptions contained herein are subject to the negotiation and execution of definitive documentation for the transactions described herein, including the Restructuring, which documentation shall be in all respects materially consistent with this Term Sheet. This Term Sheet is not an offer with respect to any securities or a solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation will only be made in compliance with all applicable laws.

Overview
Company Entities:	ProSomnus, Inc., ProSomnus Holdings, Inc. and ProSomnus Sleep Technologies, Inc. (collectively, the “Company Entities” or “Debtors”)
Existing Funded Indebtedness:

The Company Entities’ existing funded indebtedness consists of:

1.     The “Senior Secured Convertible Notes due 2025” (the “2022 Senior Convertible Notes”) issued under that certain Senior Secured Convertible Notes Due December 6, 2025 Indenture, dated as of December 6, 2022 (the “2022 Senior Indenture”) in the original aggregate principal amount of $16,959,807.00.

2.     The “Senior Secured Convertible Exchange Notes due 2025” (the “2023 Senior Convertible Exchange Notes”) issued under that certain Senior Secured Convertible Exchange Notes Due December 6, 2025 Indenture, dated as of October 11, 2023 (the “2023 Senior Indenture” and together with the 2022 Senior Indenture, the “Senior Indentures”) in the original aggregate principal amount of $3,391,961.00 in exchange for $3,391,961.00 principal amount of the 2022 Senior Notes.

3.     The “Subordinated Secured Convertible Notes due 2026” (the “2022 Subordinated Convertible Notes”) issued under that certain Subordinated Secured Convertible Notes Due April 6, 2026 Indenture, dated as of December 6, 2022 (the “2022 Subordinated Indenture”) in the original aggregate principal amount of $17,453,141.00.

4.     The “Subordinated Secured Convertible Exchange Notes due 2026” (the “2023 Subordinated Convertible Exchange Notes,” and, together with the 2022 Subordinated Convertible Notes, the “Subordinated Notes”) issued under that certain Subordinated Secured Convertible Exchange Notes Due April 6, 2026 Indenture, dated as of October 11, 2023 (the “2023 Subordinated Indenture” and together with the 2022 Subordinated Indenture, the “Subordinated Indentures,” which together with the Senior Indentures are referred to as the “Indentures”) in the original aggregate principal amount of $12,137,889.00 in exchange for $12,079,169.00 principal amount of the 2022 Subordinated Notes.[1]

5.     The “Senior Secured Convertible Notes due December 6, 2025” (the “2024 Senior Bridge Notes”, together with the 2023 Senior Convertible Exchange Notes and the 2022 Senior Convertible Notes, the “Senior Notes”) in the original aggregate principal amount of up to $5,000,000.00, the proceeds of which (the “Bridge Loan”) were used to pay payroll, key suppliers, incentives past due to critical sales outlets, legal fees associated with the issuance of the 2024 Senior Bridge Notes, and ongoing restructuring efforts of the Company. As of the date of the RSA, the outstanding principal amount of the 2024 Senior Bridge Notes totaled $4,000,000.00.

1 The $12,137,889.00 of 2023 Subordinated Notes exchanged includes $58,720.00 of accrued and unpaid paid-in-kind interest on the 2022 Subordinated Notes exchanged.

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Implementation:

The financial restructuring and other transactions contemplated in this RSA Term Sheet will be implemented and consummated through, among other things:

1.     The funding of the Bridge Loan, as defined and further described herein, by an ad hoc group of holders of Senior Notes and Subordinated Notes that hold and control, in the aggregate, 100% of the issued and outstanding 2022 Senior Convertible Notes, 100% of the issued and outstanding 2023 Senior Convertible Exchange Notes, 94.95% of the issued and outstanding 2022 Subordinated Convertible Notes, and 100% of the issued and outstanding 2023 Subordinated Convertible Exchange Notes (the “Sponsoring Noteholders”);

2.     The commencement of voluntary chapter 11 cases of the Company Entities (the “Chapter 11 Cases” and the date on which the Chapter 11 Cases are commenced, the “Petition Date”) pursuant to chapter 11 of title 11 of the United States Code §101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware;

3.     The funding of the DIP Facility, as defined and further described herein, by the Sponsoring Noteholders, which DIP Facility will include a post-emergence commitment by the Sponsoring Noteholders and third-party investors to purchase equity in the Reorganized Debtors (the “Exit Financing”) on terms sufficient to ensure feasibility of the Company Entities’ chapter 11 plan that will be in form and substance acceptable to the Sponsoring Noteholders in their sole discretion (the “Plan”), in connection with the effective date of the Plan (the “Effective Date”); and

4.     A financial restructuring of the existing capital structure of the Company Entities pursuant to the Plan, which shall be consistent with the terms set forth herein (unless otherwise agreed by the Company Entities and Sponsoring Noteholders) and otherwise reasonably acceptable to the Company Entities and Sponsoring Noteholders, to be implemented through the Chapter 11 Cases in the Bankruptcy Court under chapter 11 of the Bankruptcy Code, as provided in this RSA Term Sheet and the RSA.

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Sponsoring Noteholders Consent Rights:

Notwithstanding anything else set forth herein, the form and substance of the Definitive Documents (defined below) shall be reasonably acceptable to the Company and Sponsoring Noteholders. The Definitive Documents shall include, without limitation, all of the following: (i) the Plan (including any exhibits or supplement(s) filed with respect thereto, (ii) the Disclosure Statement (including any exhibits thereto), (iii) the RSA, (iv) the order confirming the Plan (the “Confirmation Order”), (v) any motion or other pleadings related to the Plan, (vi) the order of the Bankruptcy Court approving the Disclosure Statement and solicitation materials, (vii) the DIP Credit Agreement (including any amendments, modifications, or supplements thereto), (viii) any motions and related declarations filed with the Bankruptcy Court seeking approval of the DIP Credit Agreement, (ix) the interim and final DIP orders, (x) all documents related to the Exit Facility, and (xi) all “first day” motions, applications, and related orders.

Restructuring:

The Restructuring shall be consummated through, inter alia, the distribution of the new common equity (the “New ProSomnus Common Equity”) of ProSomnus as reorganized under the Plan (“Reorganized ProSomnus”) to the holders of the Subordinated Notes, either directly or indirectly through a newly-formed entity, holders of the DIP Claims, and as otherwise set forth herein. The Company Entities, as reorganized under the Plan, shall be referred to herein as the “Reorganized Debtors.”

Bridge Loan:

The Sponsoring Noteholders provided the Company with pre-petition Bridge Loan as follows:

1.     On April 17, 2024, the Company authorized and issued the 2024 Senior Bridge Notes up to the aggregate principal amount of $5,000,000.00 pursuant to those certain Consents to New Note Issuance and Related Indenture Amendments, dated as of April 17, 2024, among the Company and the Sponsoring Noteholders and issued under the 2022 Senior Indenture.

2.     Principal payments for the 2024 Senior Bridge Notes are due on January 1, April 1, July 1 and October 1 of each year, commencing with October 1, 2024, until the earlier of December 6, 2025 or the 2024 Senior Bridge Notes no longer being outstanding.

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3.     Interest payments for the 2024 Senior Bridge Notes are due as follows: January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2024, on each Conversion Date (as to that principal amount then being converted), on each Optional Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date; provided, however, that the interest otherwise payable on April 1, 2024 and July 1, 2024 may instead be paid on October 1, 2024. Interest will accrue from April 17, 2024.

4.     The Sponsoring Noteholders hold 2024 Senior Bridge Notes as follows:

i.         SMC HOLDINGS II, LP – Original Principal Amount of $1,323,546.00

ii.        CETUS CAPITAL VI, L.P. – Original Principal Amount of $1,432,280.00

iii.       DESTINATIONS GLOBAL FIXED INCOME OPPORTUNITIES FUND – Original Principal Amount of $547,108.00

iv.       CEDARVIEW OPPORTUNITIES MASTER FUND, LP – Original Principal Amount of $429,684.00

v.        RIVERPARK STRATEGIC INCOME FUND – Original Principal Amount of $267,382.00

DIP Facility:

The Chapter 11 Cases (and the Restructuring) shall be financed by:

1.     The use of cash collateral on final terms to be reasonably acceptable to the holders of the Senior Secured Notes (the “Senior Noteholders”) and Sponsoring Noteholders;

2.     The Senior Noteholders and the Sponsoring Noteholders shall provide a postpetition senior secured debtor-in-possession term loan facility (the “DIP Facility” or “DIP Loan”) on terms and conditions set forth herein; and

3.     cash on hand, which shall be made available to be used for operations pursuant to the terms and conditions of the DIP Credit Agreement and the Interim and Final DIP Orders.

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Summary of DIP Facility Terms

1.     DIP Facility: Up to $13,000,000.00, which shall consist of (i) $7,000,000.00 in new money (the “New Money”) and (ii) (a) $4,000,000.00 of the Bridge Notes and (b) $2,000,000 of the Senior Notes that are “rolled up” as set forth in 5 below, provided, that, the New Money shall be reduced on a dollar-for-dollar basis by the rolled-up principal balance of the Bridge Loan.

2.     Interest Rate: Prime + 9.00%

3.     Exit Fee: 1000 bps

4.     Secured Position: The DIP Facility will be junior to the Senior Notes and senior to the Subordinated Notes

5.     Roll Up: The DIP Loan shall include the “rolled up” Bridge Loan, including principal and interest accrued since issuance, and $2,000,000 of “rolled up” 2022 Senior Convertible Notes.

6.     Use of Proceeds: Proceeds to be used for payroll, key suppliers, incentives to critical sales outlets, and ongoing restructuring efforts, each as set forth in the Budget. Any other expense over $200,000 shall require the approval of Sponsoring Noteholders representing a majority of the aggregate principal amount outstanding.

7.     Minimum Liquidity Requirement: $1,500,000.00

8.     Conditions Precedent: Court approval of the DIP Facility and other customary terms set forth in DIP Credit Agreement.

9.     Financial Reporting and Disclosure:

i.                13-week cash flow statements provided weekly

ii.               Pre-approved DIP budget (the “Budget”)

10.   DIP Facility Satisfaction: DIP Facility (including all accreted interest and fees) will equitize upon the Plan Effective Date.

11.   DIP Agent: Wilmington Savings Fund Society, FSB.

Exit Financing:	On the Effective Date, the Sponsoring Noteholders and third-party investors shall provide additional capital of at least $9,000,000.00 through the purchase of New ProSomnus Common Equity at the Pre-Money Equity Value.

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Treatment of Claims and Interests
Administrative Claims

Claims incurred for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code (the “Administrative Claims”), other than Professional Fee Claims (as defined below).

Treatment: Paid in full, in cash, on the Effective Date

Voting: Unimpaired, not entitled to vote

Professional Fee Claims

Claim for professional services, including legal, financial, advisory, accounting, and other services, rendered or costs incurred on or after the Petition Date through the Effective Date by professional persons retained by the Debtors or any statutory committee under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code, subject to the amounts set forth in the Budget (the “Professional Fee Claims”).

Treatment: Paid in full, in cash, on the Effective Date.

Voting: Unimpaired, not entitled to vote

DIP Claims

Claims consisting of the aggregate outstanding principal amount of, plus unpaid fees and interest on, the DIP Loan (the “DIP Claims”).

Treatment: In lieu of payment in full in cash, on the Effective Date, as would otherwise be required under Section 1129(a)(9) of the Bankruptcy Code, holders of DIP Claims consent and irrevocably agree to payment in full, in New ProSomnus Common Equity, valued at Pre-Money Equity Value.

Voting: Unimpaired, not entitled to vote

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Senior Secured Note Claims

Claims consisting of the aggregate outstanding principal amount of and unpaid interest on the Senior Notes (the “Senior Secured Note Claims”).

Treatment:

The approximately $15.3 million of non-equitized[2] Senior Secured Note Claims “ride through” the Chapter 11 Cases and will be paid in the ordinary course, subject to the following:

i.       PIK debt service obligations through March 31, 2025.

ii.      Maturity date extension of the note to December 31, 2026.

iii.     Interest rate of 8% per annum.

iv.    Senior Secured Note Claims shall no longer be convertible.

v.    All reasonable unpaid fees and expenses of the Indenture Trustee to be paid in cash on the Effective Date.

Voting: Impaired, entitled to vote

Subordinate Secured Note Claims

Claims consisting of the aggregate outstanding principal amount of and unpaid interest on the Subordinate Notes (the “Subordinate Secured Note Claims”).

Treatment: Each holder of a Subordinate Secured Note Claim shall receive its pro-rata share of New ProSomnus Common Equity, valued at Pre-Money Equity Value. All reasonable unpaid fees and expenses of the Indenture Trustee to be paid in cash on the Effective Date.

Voting: Impaired, entitled to vote

Holders of Subordinate Secured Claims that do not vote in favor of the Plan forfeit recovery rights.

Other Secured Claims

Secured claims, other than Senior Secured Note Claims and Subordinate Secured Note Claims (the “Other Secured Claims”).

Treatment: Paid in full, in cash, on the Effective Date

Voting: Unimpaired, not entitled to vote

Priority Tax Claims

Claims of governmental units entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (the “Priority Tax Claims”).

Treatment: Paid in full, in cash, on the Effective Date, or such other treatment permissible under the Bankruptcy Code.

Voting: Unimpaired, not entitled to vote

2 For the avoidance of doubt, $2M of 2022 Senior Convertible Notes and the outstanding principal amount of the Bridge Loan plus interest will be “rolled up” into the DIP Claims, which DIP Claims will convert into New ProSomnus Common Equity upon exit.

8

Other Non-Tax Priority Claims

Any Claim other than an Administrative Claim, DIP Facility Claim, or Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code (the “Other Priority Claims”).

Treatment: Paid in full, in cash, on the Effective Date

Voting: Unimpaired, not entitled to vote

General Unsecured Claims

Claims consisting of any prepetition claim against the Company Entities that is not an Administrative Claim, a DIP Claim, a Professional Fee Claim, a Senior Secured Note Claim, a Subordinate Secured Note Claim, an Other Secured Claim, a Priority Tax Claim, or an Other Priority Claim (the “General Unsecured Claims”). The General Unsecured Claims shall be treated as one class of claims for all purposes of the Plan.

Treatment: General Unsecured Claims will “ride through” and be paid in full in the ordinary course of business.

Voting: Unimpaired, deemed to accept, not entitled to vote.

Equity Interests

Any Interests in the Debtors represented by ownership of common or preferred stock, including, to the extent provided by applicable law, any purchase right, warrant, stock option or other equity or debt security (convertible or otherwise) evidencing or creating any right or obligation to acquire or issue any of the foregoing.

Treatment: Holders of Equity Interests shall not receive any distribution under the Plan, and Equity Interests shall be extinguished.

Voting: Impaired, deemed to reject, not entitled to vote.

Other Material Provisions
Release, Injunction, Exculpation	The Plan will contain standard estate and consensual third-party releases, injunction provisions, and exculpation provisions for the benefit of the Company Entities, Sponsoring Noteholders, the Senior Noteholders, and each of their related parties, as broad as practicable under Third Circuit precedent.

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Executory Contracts and Leases	All executory contracts and unexpired leases shall be assumed as of the Plan Effective Date, unless determined to be rejected by the Sponsoring Noteholders (subject to the consent of the Company, which consent is not to be unreasonably withheld).
Corporate Governance	Five of seven board seats of Reorganized ProSomnus will be designated by the Sponsoring Noteholders.
Indemnification	The Plan shall provide that all indemnification obligations currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company Entities, as applicable, shall be assumed or assumed and assigned and remain in full force and effect after the Effective Date, and shall survive unimpaired and unaffected, irrespective of when such obligation arose, as applicable. To the extent necessary, the governance documents adopted as of the Effective Date shall include provisions to give effect to the foregoing.
Conditions Precedent to the Effective Date

The following shall be conditions precedent to the Effective Date, unless waived by the Company Entities and the Sponsoring Noteholders:

1.     The Bankruptcy Court shall have entered the Confirmation Order and such order shall be (A) in form and substance consistent with the RSA and the RSA Term Sheet, or otherwise reasonably acceptable to the Company Entities and Sponsoring Noteholders, and (B) shall not have been vacated and shall not be stayed pending appeal;

2.     Each document or agreement constituting the applicable Definitive Documents shall (A) have been executed and effectuated and remain in full force and effect, (B) be in form and substance reasonably acceptable to the Company Entities and the Sponsoring Noteholders, and (C) be consistent with the RSA and the RSA Term Sheet, and any conditions precedent related thereto or contained therein shall have been satisfied before or contemporaneously with the occurrence of the Effective Date or otherwise waived;

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3.     All governmental and third-party approvals, authorizations, rulings, documents, and consents that may be necessary in connection with the Restructuring and related transactions, shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on the Restructuring and related transactions;

4.     No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of the Restructuring or any related transactions;

5.     The RSA shall be in full force and effect, no termination event or event that would give rise to a termination event under the RSA upon the expiration of the applicable grace period shall have occurred, and the RSA shall not have been validly terminated before the Effective Date;

6.     The relevant Company Entities shall have entered into the Exit Facility, if applicable, pursuant to documents in form and substance consistent with the RSA;

7.     The releases and exculpation consistent with the terms of this RSA Term Sheet shall have been approved; and

8.    (A) all of the Sponsoring Noteholders’ reasonable and documented fees and expenses payable under the RSA shall have been paid in full, and (B) amounts sufficient to pay estate professionals in full in accordance with the Budget shall have been placed in a professional fee escrow account pending approval of payment of such fees and expenses by the Bankruptcy Court.

Pre-Money Valuation	All new money will invest at Pre-Money Equity Value of $7 million

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Case Milestones

The Sponsoring Noteholders’ support for the Restructuring shall be subject to the timely satisfaction of the following milestones which may be waived or extended with the prior written consent of the Sponsoring Noteholders:

•       no later than 5 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Financing Order;

•       no later than 40 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Final DIP Financing Order, which shall comply with all local rules of the Bankruptcy Court, including but not limited to with respect to the challenge period;

•       no later than 15 Business Days following the Petition Date, the Debtors shall have filed (i) a Plan reasonably acceptable to the Sponsoring Noteholders; (ii) a Disclosure Statement reasonably acceptable to the Sponsoring Noteholders and (iii) a motion seeking entry of an order approving a Disclosure Statement reasonably acceptable to the Sponsoring Noteholders;

•       no later than 50 calendar days following the Petition Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement that is reasonably acceptable to the Sponsoring Noteholders;

•       no later than 90 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

•       no later than 105 calendar days following the Petition Date, the Plan Effective Date shall have occurred.

Management Incentive Pool	Reorganized ProSomnus Company Valuation (Equity) MIP[3] $0-30M 0% $30M+ 7.5% $60M+ 2.5% $90M+ 2.5%

3 As an illustrative example only: if Reorganized ProSomnus equity is valued at $100M, the MIP will be entitled to $6.5M (7.5%*70 + 2.5%*40 + 2.5%*10).

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Fees and Expenses	The Company will be responsible for and pay all fees and expenses incurred by the Sponsoring Noteholders and DIP Agent in connection with the Restructuring, including attorneys’ fees and expenses.
Tax Structure	To the extent practicable, the Restructuring contemplated by this RSA Term Sheet will be structured so as to obtain the most beneficial structure for the Company, as agreed to by the Company and the Sponsoring Noteholders.
Confidentiality	The Parties hereby acknowledge and agree that the existence of this RSA Term Sheet, and the terms and provisions hereof, are governed by mutual agreement with respect to confidentiality and subsequent oral and electronic communications.

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Exhibit B

[FORM OF JOINDER AGREEMENT]

This Joinder to the Restructuring Support Agreement, dated as of ________, by the Company and the Sponsoring Noteholders thereto (the “Agreement”), is executed and delivered by [                    ] (the “Joining Party”) as of [                    ], 2024 in connection with the transfer from a Sponsoring Noteholder party to the Agreement to the Joining Party. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

1.            Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, which is attached to this Joinder as Annex I (as the same may be hereafter amended, restated, or otherwise modified from time to time) as if the Joining Party were an original signatory to the Agreement. From and after the date hereof, the Joining Party shall hereafter be deemed to be a “Sponsoring Noteholder” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2.            Representations and Warranties. With respect to the amount of Noteholder Claims set forth below its name on the signature page hereof and all related claims, rights, and causes of action arising out of or in connection with or otherwise relating to such Claim, the Joining Party hereby makes the representations and warranties of such Sponsoring Noteholder set forth in the “Ownership of Claims” and “Representations” section of the Agreement to each other Party to the Agreement.

3.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Aggregate Principal Amount Noteholder Claims:

Senior Noteholder Claims: $

Subordinated Noteholder Claims: $

ANNEX I TO JOINDER

Agreement

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